Exhibit 99.1

NEWS RELEASE

TOREADOR ENTERS INTO EXCHANGE AGREEMENT FOR

$22.2 MILLION OF ITS 5.00% CONVERTIBLE SENIOR NOTES

Agreement Includes New Funding of $9.4 Million

Paris, France — (February 1, 2010) — Toreador Resources Corporation (NASDAQ:TRGL) announced today that it has entered into a privately negotiated exchange agreement with an institutional investor for the exchange of $22.2 million aggregate principal of the Company’s existing 5.00% Convertible Senior Notes due 2025 (the “Existing Notes”) and new funding of $9.4 million cash for $31.6 million aggregate principal of new 8.00%/7.00% Convertible Senior Notes due 2025 (the “New Notes”), plus accrued and unpaid interest on the Existing Notes being exchanged.

Toreador President and CEO Craig McKenzie commented, “We are very pleased to have negotiated this agreement with this investor.  The exchange significantly reduces the amount of the existing 5% Convertible Senior Notes that the company could be required to repurchase in October 2010. The removal and/or restructuring of our current debt has been a key strategic goal, and this transaction adds flexibility to our balance sheet going forward.”

The terms of the New Notes are substantially the same as those of the Existing Notes.  Key differences include:

•                  The New Notes will only be convertible under certain circumstances in the first 12 months and freely convertible thereafter.  The coupon for the New Notes will be 8.00% during the first 12 months and 7.00% thereafter.

•                  The New Notes have an initial conversion rate of 72.9927 shares of common stock per $1,000 principal amount of New Notes, representing an initial conversion price of approximately $13.70 per share, subject to certain adjustments, including upon the completion of securities offerings within specified parameters.

•                  The New Notes extend the holder put and issuer call dates from October 1, 2010 to October 1, 2013.

•                  The New Notes contain a limitation on the Company’s ability to incur or increase its level of debt based on its proved and probable reserves.

The exchange transactions are scheduled for settlement today, February 1, 2010, subject to customary closing conditions.  RBC Capital Markets and Thomas Weisel Partners LLC acted as advisors to the Company for the exchange transaction.

The New Notes are not registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.  This press release is not an offer to sell or the solicitation of an offer to buy any securities.

ABOUT TOREADOR

Toreador Resources Corporation is an independent energy company engaged in the acquisition, development, exploration and production of crude oil. The company holds interests in developed and undeveloped oil properties in France.  More information about Toreador may be found at the Company’s web site, www.toreador.net.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Shirley Z. Anderson

Toreador Resources Corporation

+1 (469) 364-8531